UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements give effect to the acquisition by Ferrellgas Partners, L.P. ("Ferrellgas") of Thermogas Company ("Thermogas") under the purchase method of accounting. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The Pro Forma Condensed Combined Financial Statements do not purport to represent what the results of operations or financial position of Ferrellgas would actually have been if the purchase transaction had in fact occurred on such dates, nor do they purport to project the results of operations or financial position of Ferrellgas for any future period or as of any date, respectively. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisition, over the fair value of the net assets acquired is classified as goodwill in the accompanying unaudited pro forma combined balance sheet and will be amortized over 15 years. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments. Ferrellgas intends to continue its analysis of the net assets of Thermogas to determine the final allocation of the total purchase price to the various assets acquired and the liabilities assumed.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of October 31, 1999, was prepared by combining the balance sheet at October 31, 1999 for Ferrellgas with the Statement of Net Assets to be Sold at September 30, 1999, for Thermogas giving effect to the acquisition as though it had been completed on October 31, 1999. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the periods presented were prepared by combining Ferrellgas' Statements of Earnings for the three months ended October 31, 1999, and the year ended July 31, 1999, respectively, and with Thermogas' Statements of Operations to be Sold for the three months ended September 30, 1999, and the year ended June 30, 1999, respectively, giving effect to the acquisition as though it had occurred on August 1, 1998. These Unaudited Pro Forma Condensed Combined Financial
Statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the integration of Thermogas.

The consolidated historical financial statements of Ferrellgas for the year ended July 31, 1999, are derived from audited consolidated financial statements and are included in the Form 10-K filed by Ferrellgas on October 28, 1999 with the Securities and Exchange Commission ("SEC"). The consolidated historical financial statements of Ferrellgas for the three months ended October 31, 1999, are derived from the unaudited consolidated financial statements in the Form 10-Q filed by Ferrellgas on December 13, 1999 with the SEC. The historical financial statements of Thermogas for the year ended June 30, 1999, and the three months ended September 30, 1999, are derived from periods included in the audited consolidated financial statements contained in this current report.

You should read the financial information in this section along with Ferrellgas' and Thermogas' historical consolidated financial statements and accompanying notes in prior SEC filings or in this current report.

            UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)
                                October 31, 1999
                        (in thousands, except unit data)

                                                   Ferrellgas        Thermogas
                                                 Partners, L.P.       Company         Pro Forma         Pro Forma
ASSETS                                           Historical (2)    Historical (2)   Adjustments (3)      Combined
----------------------------------------------   ---------------   --------------   --------------     -------------
Current Assets:
  Cash and cash equivalents                            $ 12,261          $ 7,254              $ - (4)      $ 19,515
  Accounts and notes receivable                          84,563           17,538                -           102,101
  Inventories                                            52,831           16,095                -            68,926
  Prepaid expenses and other current assets              17,363              539              223 (3)        18,125
                                                 ---------------   --------------   --------------     -------------
    Total Current Assets                                167,018           41,426              223           208,667

Property, plant and equipment, net                      405,450          193,663          (43,788)(5)       555,325
Intangible assets, net                                  116,473          110,208           38,638 (6)       265,319
Other assets, net                                         8,340            2,666            1,244 (7)        12,250
                                                 ---------------   --------------   --------------     -------------
    Total Assets                                      $ 697,281        $ 347,963         $ (3,683)      $ 1,041,561
                                                 ===============   ==============   ==============     =============


LIABILITIES AND PARTNERS' CAPITAL
----------------------------------------------

Current Liabilities:
  Accounts payable                                     $ 88,370         $ 28,282              $ -         $ 116,652
  Other current liabilities                              45,537            4,219            7,100 (3)        56,856
  Short-term borrowings                                  55,965                -                -            55,965
                                                 ---------------   --------------   --------------     -------------
    Total Current Liabilities                           189,872           32,501            7,100           229,473

Long-term debt                                          593,081                -          135,033 (8)       728,114
Other liabilities                                        12,300                -                -            12,300
Contingencies and commitments                                 -                -                -                 -
Minority interest                                           650                -                -               650

                                                                   --------------
    Net Assets to be Sold                                               $315,462
                                                                   ==============

Partners' Capital:
  Senior common units (liquidation value $175 million)        -                           166,075 (9)       166,075
  Common units                                          (37,982)                                -           (37,982)
  General partner                                       (59,843)                            3,571 (10)      (56,272)
  Accumulated other comprehensive income                   (797)                                -              (797)
                                                 ---------------                    --------------     -------------
    Total Partners' Capital                             (98,622)                          169,646            71,024
                                                 ---------------                    --------------     -------------
     Total Liabilities and Partners' Capital           $ 697,281                         $ 311,779       $ 1,041,561
                                                 ===============                    ==============     =============














  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (1)
                       Three Months Ended October 31, 1999
                      (In thousands, except per unit data)


                                                        Ferrellgas      Thermogas
                                                       Partners, L.P.    Company       Pro Forma       Pro Forma
                                                       Historical (2)  Historical (2) Adjustments (3)   Combined
                                                        -------------   ------------   -------------    ----------
Revenues                                                  $ 162,739       $ 41,101             $ -      $ 203,840

Cost of product sold (exclusive of
  depreciation, shown separately below)                      85,325         24,337               -        109,662
                                                       -------------   ------------   -------------    -----------

Gross profit                                                 77,414         16,764               -         94,178

Operating expense                                            57,177         18,750               -         75,927
Depreciation and amortization expense                        12,083          5,491              65 (11)    17,639
Employee stock ownership compensation expense                 1,027              -               -          1,027
General and administrative expense                            5,183          5,711               -         10,894
Equipment lease expense                                       3,853              -           2,895 (12)     6,748
                                                       -------------   ------------   -------------    -----------

Operating loss                                               (1,909)       (13,188)         (2,960)       (18,057)

Net interest income (expense)                               (12,323)           426          (3,672) (13)  (15,569)
Other income (expense)                                          (96)            43               -            (53)
                                                       -------------   ------------   -------------    -----------

Loss before minority interest                               (14,328)       (12,719)         (6,632)       (33,679)

Income tax expense (benefit)                                      -         (4,833)          4,833 (14)         -
Minority interest                                              (106)             -            (195)(15)      (301)
                                                       -------------   ------------   -------------    -----------

Loss from continuing operations                           $ (14,222)      $ (7,886)      $ (11,270)     $ (33,378)
                                                       =============   ============   =============    ===========






See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (1)
                        Twelve Months Ended July 31, 1999
                      (In thousands, except per unit data)


                                                   Ferrellgas       Thermogas
                                                  Partners, L.P.     Company        Pro Forma       Pro Forma
                                                  Historical (2)   Historical (2)  Adjustments (3)   Combined
                                                   --------------   -------------   -------------    -----------
Revenues                                              $ 624,149       $ 235,401             $ -      $ 859,550

Cost of product sold (exclusive of
  depreciation, shown separately below)                 273,388         110,673               -        384,061
                                                  --------------   -------------   -------------    -----------

Gross profit                                            350,761         124,728               -        475,489

Operating expense                                       205,720          72,496               -        279,216
Depreciation and amortization expense                    47,257          21,514             712  (16)   69,483
Employee stock ownership compensation expense             3,295                               -          3,295
General and administrative expense                       19,174          23,018               -         42,192
Equipment lease expense                                  12,976               -          11,055  (12)   24,031
                                                  --------------   -------------   -------------    -----------

Operating income                                         62,339           6,700         (11,767)        57,272

Net interest expense                                    (45,405)         (2,098)        (11,090) (17)  (58,593)
Other expense                                            (1,842)           (258)                        (2,100)
                                                  --------------   -------------   -------------    -----------

Earnings (loss) before minority interest                 15,092           4,344         (22,857)        (3,421)

Income tax expense (benefit)                                  -           1,651          (1,651) (14)        -
Minority interest                                           309               -            (187) (15)      122
                                                  --------------   -------------   -------------    -----------

Earnings (loss) from continuing operations             $ 14,783         $ 2,693       $ (21,019)      $ (3,543)
                                                  ==============   =============   =============    ===========






  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

           Notes to Unaudited Pro Forma Combined Financial Statements

1.    Presentation:

     Ferrellgas acquired Thermogas on December 17, 1999 (the "Closing Date") and is currently integrating the operations of Thermogas into the existing operations. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any restructuring costs, potential cost savings, or other operating efficiencies that are expected to result from the acquisition (see also footnote 18). The unaudited pro forma financial data is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed at the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the development of the Unaudited Pro Forma Condensed Combined Financial Statements are preliminary and have been made solely for purposes of developing such pro forma financial information.

2. The columns represent the historical financial position and results of operations of Ferrellgas and Thermogas. The Ferrellgas unaudited balance sheet was derived from the information provided in the Form 10-Q filed on December 13, 1999. The Thermogas balance sheet data was derived from the audited financial statements, as of September 30, 1999, included in this current report. The Ferrellgas income statement for the three months ended October 31, 1999, and the year ended July 31, 1999, was derived from the information provided in the Form 10-Q filed December 13, 1999, and the Form 10-K filed October 28, 1999, respectively.

      The Thermogas income statement data reported on the Pro Forma Combined Statement of Earnings for the three months ended October 31, 1999, is derived from the last three months of the Thermogas Statement of Operations to be Sold for the nine months ended September 30, 1999. The Thermogas income statement data reported on the Unaudited Pro Forma Combined Statement of Earnings for the year ended July 31, 1999, is derived from the combination of the following: a) the first six months of the Thermogas Statement of Operations to be Sold for the nine months ended September 30, 1999, and b) the last six months of the Thermogas Statement of Operations to be Sold for the year ended December 31, 1998. Both Statements of Operations to be Sold used in this calculation are included in this current report.

3. It has been assumed that for purposes of the Unaudited Pro Forma Combined Balance Sheet, the following transactions (see "a" through "d" below) occurred on October 31, 1999, and for purposes of the Unaudited Pro Forma Combined Statements of Earnings, the following transactions (see "a" through "d" below) occurred on August 1, 1998:


     a. The Thermogas Acquisition--On December 17, 1999, Ferrellgas completed the acquisition of Thermogas (the "Acquisition"). Immediately prior to the Closing Date, Thermogas entered into a $183 million bridge loan and a $135 million operating tank lease financing with Bank of America, N.A. as Administrative Agent. Upon the funding of the bridge loan, Thermogas distributed approximately $123.7 million of the proceeds to Williams Natural Gas Liquids, Inc. ("Williams" or "Seller"). The remaining proceeds from the bridge loan remained in Thermogas and was acquired by Ferrellgas. The proceeds from the operating tank lease of approximately $133.8 million, net of related financing costs, were distributed to Williams.

         After the funding of both the bridge loan and the operating tank lease, Ferrellgas purchased all of the member interests in Thermogas from Williams in consideration for the issuance of senior common units representing limited partner interests of Ferrellgas with a face value of $175 million. The purchase price may be adjusted upward or downward based on a final determination of working capital balances acquired.

         The senior common units entitle the holder to annual distributions from Ferrellgas equivalent to 10 percent of face value. Distributions are payable quarterly in kind through issuance of further senior common units until February 1, 2002, after which distributions are payable in cash. Distributions are also payable in cash upon the occurrence of a Material Event, as defined in the Amended and Restated Partnership Agreement of Ferrellgas. The senior common units are redeemable by Ferrellgas at any time in whole or in part upon payment in cash of the face value of the senior common units and the amount of any accrued but unpaid distributions.

         The Seller has the right to convert any outstanding senior common units into common units at the end of two years or upon the occurrence of a Material Event. Ferrellgas agreed to submit to its common unitholders a proposal to approve this common unit conversion feature and to approve an exemption under Ferrellgas' partnership agreement to enable The Seller to vote the common units, if such conversion were to occur. Ferrell Companies, Inc., which holds a majority of Ferrellgas' common units, agreed to vote in favor of that proposal. Ferrellgas has also granted the Seller demand registration rights at the end of two years or upon the occurrence of a Material Event with respect to the any outstanding senior common units (or common units into which they may be convertible).

         Upon the acquisition of Thermogas by Ferrellgas, Ferrellgas contributed its interest in Thermogas to Ferrellgas, L.P., its operating subsidiary. Ferrellgas, L.P. then assumed all of Thermogas' obligations under the bridge loan and the operating tank lease. After the contribution and assumption, Thermogas was merged with and into Ferrellgas, L.P. with Ferrellgas, L.P. as the surviving entity. Subsequent to the Acquisition, the remaining funds from the bridge loan were used by Ferrellgas, L.P. to pay down existing debt and to fund transaction related costs.

         The preliminary purchase price allocation is as follows (in thousands):

         Pro forma purchase price--
         Assumption of Thermogas bridge loan                                                             $183,000
         Senior common units issued                                                                       175,000
         Cash acquired                                                                                   (59,331)
         Estimated transaction costs                                                                       13,691
         Estimated accrued exit costs                                                                       7,100
         Estimated receivable from Seller due to working capital adjustment                                 (223)
                                                                                                        ---------
                                                                                                         $319,237
         Total pro forma purchase price                                                                 =========

         Allocation of purchase price--
         Working capital                                                                                  $ 8,925
         Property, plant and equipment                                                                    149,875
         Goodwill                                                                                          56,559
         Customer list                                                                                     60,200
         Assembled workforce                                                                                9,600
         Trademark                                                                                         18,500
         Existing noncompete agreements of Thermogas                                                        3,987
         Other assets, net                                                                                  2,666
         Senior common units, issue costs                                                                   8,925
                                                                                                        ---------
                Total pro forma allocation of purchase price                                            $ 319,237
                                                                                                        =========

         The foregoing pro forma purchase price is based upon the actual amounts paid to date, estimated remaining transaction-related costs, estimated integration/exit costs, and the estimated working capital adjustment. The preliminary purchase price allocation is based on available
         information  and  certain   assumptions   that   management   considers
         reasonable. The pro forma allocation of purchase price will be based upon a final determination of the fair market value of the net assets acquired at the Closing Date as determined by valuations and other studies which are not yet complete. The final purchase price allocation may differ from the preliminary allocation.

     b. The issuance of the fixed rate $184 million of Senior Notes due between 2006-2009 (the "$184 million Senior Notes") - On February 28, 2000, these notes were used to retire the $183 million bridge loan assumed by Ferrellgas, L.P. on the Closing Date. The additional $1 million in borrowings was used to fund debt issuance costs.

     c. The assumption of a $135 million operating tank lease - This operating tank lease was entered into by Thermogas just prior to the Closing Date and was assumed by Ferrellgas L.P. on the Closing Date.

     d. The contribution of $3.6 million by Ferrellgas, Inc. (the "General Partner") to Ferrellgas and Ferrellgas L.P. - On the Closing Date, the General Partner contributed cash in order to maintain its required 1% general partnership interest in Ferrellgas and its required 1.0101% general partnership interest in Ferrellgas, L.P.

4. The pro forma adjustments to cash (in thousands):

     Cash acquired after assumption of bridge loan...................................................         $ 59,331
     Cash contribution by General Partner............................................................            3,571
     Cash paid to reduce Ferrellgas' existing credit facility borrowings.............................          (49,211)
     Cash paid for transaction costs.................................................................          (13,691)
                                                                                                              ---------
          Pro forma adjustment.......................................................................         $   0
                                                                                                              =========

5. The pro forma adjustment to property, plant and equipment (in thousands):

     Allocation of purchase price to property, plant and equipment...................................         $149,875
     Elimination of historical cost of property, plant and equipment of Thermogas....................         (193,663)
                                                                                                              ---------
          Pro forma adjustment.......................................................................         $(43,788)
                                                                                                              =========

     The historical cost of property, plant and equipment of Thermogas includes the cost of the tanks subject to the operating tank lease as described in
     Note 3 above.

6. The pro forma adjustment to intangible assets (in thousands):

     Goodwill associated with purchase of Thermogas..................................................         $ 56,559
     Intangible asset - customer list associated with purchase of Thermogas..........................           60,200
     Intangible asset - trademark associated with purchase of Thermogas..............................           18,500
     Intangible asset - assembled workforce associated with purchase of Thermogas....................            9,600
     Eliminate historical cost of goodwill of Thermogas..............................................         (106,221)
                                                                                                              ---------
          Pro forma adjustment.......................................................................         $ 38,638
                                                                                                              =========
7.   The pro forma adjustment to other assets reflects the debt issuance costs incurred related to the $184 million Senior Notes.

8. The pro forma adjustment to long-term debt (in thousands):

     Assumption of Thermogas bridge loan.............................................................        $ 183,000
     Issuance of the $184 million Senior Notes at an average rate of 8.8% interest rate..............          184,000
       Borrowing for payment of remaining debt issuance costs related to $184 million Senior
            Notes....................................................................................              244
     Eliminate Thermogas bridge loan pursuant to refinancing with issuance of Senior Notes                   (183,000)
     Reduce Ferrellgas' credit facility borrowings from cash acquired................................         (49,211)
                                                                                                             ---------
          Pro forma adjustment.......................................................................        $ 135,033
                                                                                                             =========

9. The pro forma adjustments to senior common units (in thousands):

     Senior common units issued ($175 million liquidation value)......................................        $175,000
     Costs related to the issuance of the senior common units.........................................         (8,925)
                                                                                                              --------
          Pro forma adjustments.......................................................................        $166,075
                                                                                                              ========

10. The pro forma adjustments to General Partner reflects the cash contribution from the General Partner (described in footnote 3).

11. The pro forma adjustment to depreciation and amortization expense for the three months ended October 31, 1999 (in thousands):

     Elimination of historical depreciation and amortization expense of Thermogas....................         $ (5,491)
     Additional depreciation and amortization expense reflecting the preliminary
        Allocation of purchase price:
          Depreciation of amount allocated to buildings and equipment................................            2,258
          Amortization of amount allocated to goodwill (15 year life)................................              943
          Amortization of amount allocated to customer list (15 year life)...........................            1,003
          Amortization of amount allocated to assembled workforce (3 year life)......................              800
          Amortization of amount allocated to trademark (15 year life)...............................              308
          Amortization of amount allocated to existing noncompete agreements of Thermogas                          244
                                                                                                               --------
               Pro forma adjustment..................................................................          $    65
                                                                                                               ========

12. The pro forma adjustment to recognize equipment lease expense related to the operating tank lease.

13.    The pro forma  adjustment to interest  expense for the three months ended
       October 31, 1999 (in thousands):

     Elimination of Thermogas net interest income....................................................          $  (426)
     Elimination of interest related to repayment of a portion of the Ferrellgas, L.P. Credit
             Facility................................................................................              846
     Additional interest expense related to--
          Issuance of $184 million Senior Notes at an average 8.8% fixed interest rate...............           (4,055)
          Amortization of debt issuance costs related to the $184 million Senior Notes...............              (37)
                                                                                                               --------
               Pro forma adjustment..................................................................          $(3,672)
                                                                                                               ========

     The elimination of interest expense related to the Ferrellgas, L.P. Credit Facility was determined based on (i) repayment of $49.0 million of existing indebtedness from proceeds of the bridge loan and (ii) an average interest rate of 6.91%.

14. The pro forma adjustment to the provision for income taxes recognizes that Ferrellgas is not subject to income tax.

15. The pro forma adjustment to the minority interest reflects the Ferrellgas L.P. General Partner's ownership interest in the consolidated results of the Ferrellgas.

16. The pro forma adjustment to depreciation and amortization expense for the twelve months ended July 31, 1999 (in thousands):

     Elimination of historical depreciation and amortization expense of Thermogas....................        $(21,514)
     Additional depreciation and amortization expense reflecting the preliminary allocation of purchase price:
          Depreciation of amount allocated to buildings and equipment................................           9,033
          Amortization of amount allocated to goodwill (15 year life)................................           3,771
          Amortization of amount allocated to customer list (15 year life)...........................           4,013
          Amortization of amount allocated to assembled workforce (3 year life)......................           3,200
          Amortization of amount allocated to trademark (15 year life)...............................           1,233
          Amortization of amount allocated to existing noncompete agreements of Thermogas                         976
                                                                                                         ------------
               Pro forma adjustment..................................................................         $   712
                                                                                                         ============

17.    The pro forma  adjustment to interest expense for the twelve months ended
       July 31, 1999 (in thousands):

     Elimination of Thermogas net interest income....................................................         $ 2,098
     Elimination of interest related to repayment of a portion of the Ferrellgas, L.P. Credit
           Facility..................................................................................           3,178
     Additional interest expense related to--
          Issuance of $184 million Senior Notes at an average 8.8% fixed interest rate...............         (16,218)
          Amortization of debt issuance costs related to the Senior Notes............................            (148)
                                                                                                         ------------
               Pro forma adjustment..................................................................        $(11,090)
                                                                                                         ============

     The elimination of interest expense related to Ferrellgas, L.P. Credit Facility was determined based on (i) repayment of $49.0 million of existing indebtedness from proceeds of the bridge loan and (ii) an average interest rate of 6.49%.

18. The following forecast information has not been included in the Unaudited Pro Forma Condensed Combined Financial Statements but is presented as follows in order to provide additional information about the Acquisition.

     Ferrellgas is currently implementing its strategic and operating plans for the integration of Thermogas into its existing operations. Ferrellgas expects to achieve significant cost savings from duplicative general and administrative costs and duplicative costs in overlapping retail propane locations. Given the corporate overhead structure that Ferrellgas has historically utilized in its operations, it is estimated that approximately $22 million of annual general and administrative costs can be eliminated from the operations of Thermogas, based on the twelve month period used in the Unaudited Pro Forma Condensed Combined Statement of Operations. Based on preliminary information and assumptions regarding the overlapping retail propane locations, Ferrellgas estimates that it will reduce operating expenses by approximately $9 million due to elimination of duplicative salaries and benefits, plant and supplies, advertising and selling, maintenance, vehicle and other expenses.

     In addition to the cost savings described above, Ferrellgas expects to generate additional operating income from its existing transportation management and propane procurement operations as a result of the added transportation and propane supply needs of the Thermogas operations. These transportation and supply management operations have been historically provided by related parties. Thus, these operations have not been included in the Unaudited Pro Forma Condensed Combined Statement of Earnings. In addition, given the significantly warmer than normal temperatures experienced during from the winter months of November 1998 to February 1999, Ferrellgas would have expected an increase in profits during the Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended July 31, 1999, assuming normal winter temperatures. Based on temperatures provided by the American Gas Association, the temperatures for the winter of 1998 was 11% warmer than normal.



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